EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Second Quarter 2015 Results

INDEPENDENCE, Ohio - July 29, 2015 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2015.

2015 Second Quarter Review

•
Net sales were $165 million, a decrease of 42 percent, compared to $284 million in the same period of the prior year. Lower shipment volumes and pricing in both business segments primarily drove the reduction in net sales.

•
Reported net loss was $(23) million, or $(0.17) per diluted share, compared to reported net loss of $(155) million, or $(1.14) per diluted share, in the same period of the prior year. These reported losses include special charges[1] (after tax) of $6 million in the second quarter of 2015 and special charges (after tax) of $149 million in the second quarter of 2014.

•
Adjusted net loss*, which excludes special charges (after tax), was $(17) million, or $(0.12) per diluted share, compared to adjusted net loss* of $(6) million, or $(0.05) per diluted share, in the second quarter of 2014.

•	Adjusted EBITDA*, which excludes special charges, was $13 million, compared to $28 million in the same period of the prior year.

•	Operating cash flow was $2 million, compared to $34 million in the same period of 2014.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, "Persistent weak demand in the global steel market has created a very challenging environment in the Industrial Materials segment. Graphite electrode demand has declined further as end market weakness continues and as global electric arc furnace (EAF) steel production has been partially displaced by Chinese

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

steel exports. This market dislocation has created a challenging operating environment for our Company and the industry as a whole."

Mr. Hawthorne continued, “The previously announced capital infusion through the issuance of $150 million of convertible preferred stock to Brookfield will strengthen our capital structure and provide GrafTech with increased financial flexibility to address challenges through this difficult part of the cycle.”

Industrial Materials Segment
Net sales for Industrial Materials decreased to $125 million in the second quarter of 2015, compared to $207 million in the second quarter of 2014. The decline in revenue was largely driven by lower volumes in response to weaker customer utilization rates, unfavorable currency exchange rate fluctuations and lower realized graphite electrode pricing year-over-year.

The Industrial Materials segment reported operating income of $3 million in the second quarter of 2015, compared to operating income of $1 million in the same period of the prior year. Adjusted segment operating income*, which excludes special charges, was approximately $4 million in the second quarter of 2015, compared to approximately $10 million in the second quarter of 2014 and $11 million in first quarter of 2015.

	Q2	Q1	Q2
	2014	2015	2015
Industrial Materials net sales:	$206,655	$165,037	$125,012
Industrial Materials adjusted operating income:	10,031	11,191	3,995
Industrial Materials adjusted operating income margin:	4.9%	6.8%	3.2%

Engineered Solutions Segment
Net sales for Engineered Solutions decreased to $40 million in the second quarter of 2015, compared to $78 million in the second quarter of 2014. The decline was primarily driven by lower sales of advanced electronics technology products, which were weaker due to competitive pressures in the consumer electronics supply chain impacting both price and volumes. Additionally, sales of advanced graphite materials products were lower. Net sales for the second

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

quarter of 2014 included $4 million of advanced graphite materials sales to a former customer that declared bankruptcy later in 2014.

Operating loss for the Engineered Solutions segment was $(3) million in the second quarter of 2015, compared to operating loss of $(125) million in the year ago period. Adjusted segment operating income*, which excludes special charges, was essentially breakeven in the second quarter of 2015, compared to adjusted operating income of $9 million in the second quarter of 2014 and an operating loss of $(1) million in the first quarter of 2015.

	Q2	Q1	Q2
	2014	2015	2015
Engineered Solutions net sales:	$77,529	$42,174	$40,110
Engineered Solutions adjusted operating income (loss):	8,507	(1,285)	(138)
Engineered Solutions adjusted operating income (loss) margin:	11.0%	(3.0)%	(0.3)%

Selling and Administrative and Research and Development Expense
Total Company selling and administrative expenses and research and development expenses, which include corporate expenses, were $27 million for the second quarter of 2015, compared to $35 million in the second quarter of 2014. Overhead expense in the second quarter of 2015 was negatively impacted by special charges of $4 million, compared to $2 million of special charges in the prior year quarter. Excluding special charges in both periods, overhead expense declined approximately $9 million, or 29 percent, year-over-year to $23 million in the second quarter of 2015, benefiting from continued efforts to reduce costs.

Mr. Hawthorne commented, "We continue to aggressively reduce costs to improve our competitive position in this challenging operating environment."

Credit Facility Amendment
GrafTech also announced today that it has amended its revolving credit facility to allow for a change in control in connection with the pending investment and tender offer by affiliates of Brookfield Asset Management (Brookfield).  In addition, effective upon a change in control, which would be triggered under the credit facility upon 25 percent ownership by Brookfield, the financial covenants will be eased resulting in increased availability under the revolving credit facility.  The size of the revolving facility will also be reduced from $400 million to $375 million.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

Outlook
In its July 9, 2015 report, the International Monetary Fund (IMF) reduced its estimate for 2015 global GDP growth to 3.3 percent. The report states that weaker than expected activity in the first quarter, particularly in North America, drove the change in estimate. Advanced economies’ growth prospects are anticipated to improve throughout the year while a slowdown in growth continues to be expected in emerging economies.

Steel customer sentiment remains negative globally. Global steel utilization rates continue to be low given excess industry capacity, weak end market demand and high export levels from China. In its July 22, 2015 report, the World Steel Association (WSA) reported that global steel production declined approximately two percent in the six months ended 2015, as compared to the same period in the prior year. WSA reported that the average world steel capacity utilization rate was 72.2 percent in June 2015, 350 basis points lower than June 2014. In the United States, steel production declined approximately nine percent year-over-year in the six months ended June 30, 2015. Steel production in ten of the top 15 steel producing countries, which represent a large share of EAF production, declined approximately six percent year-to-date.

2015 Action Plan
The Company continues to execute its cost savings initiatives and align production rates with market demand.

•	The Company is on track to deliver approximately $50 million in cash savings in 2015 following successful execution of the previously announced cost savings initiatives.

•
Graphite electrode production rates have been reduced to align production to lower customer demand and reduce inventory. Graphite electrode production rates averaged approximately 84 percent in the first half of 2015 and are expected to decline to approximately 60 percent in the second half of 2015.

•	The Company continues to realign the production platform and optimize the product portfolio for its advanced graphite materials business.

•	Capital expenditures have been reduced by approximately $30 million year-over-year. Current capital expenditures are estimated to be in the range of $50 million to $55 million in 2015.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

•	Global headcount has been reduced by approximately 800, more than 25 percent, since the beginning of 2014.

•	The research and development function has been redesigned to place a greater emphasis on driving innovation to support new product development that builds on the Company’s 129-year heritage.

Guidance
Market conditions remain challenging in both the Industrial Materials segment and Engineered Solutions segment. Pricing in the Industrial Materials segment will be lower year-over-year, while volumes in this segment remain under pressure due to weak electric arc furnace steel production in response to continued end market weakness and temporary displacement by high Chinese steel export levels. In the Engineered Solution segment, weak advanced consumer electronics and oil and gas market demand for our products is negatively impacting volumes and pricing. While the previously announced cost initiatives are on track to deliver $50 million in cash savings in 2015, these savings will not fully offset the decline in pricing and volume across both business segments. In light of these market conditions, the Company will reduce production rates further to align with current market demand.

Based on these conditions, the Company does not expect a significant improvement in results in the second half of 2015.

Update on Convertible Preferred Stock Investment and Tender Offer
As previously announced, GrafTech has agreed to issue $150 million of convertible preferred stock to an affiliate of Brookfield pursuant to an investment agreement. Closing of this transaction is subject to customary conditions, including receipt of required regulatory approvals, which are expected to be received in August.

In addition, as previously announced, Brookfield has launched a tender offer to acquire up to all of the outstanding shares of GrafTech common stock at a purchase price of $5.05 per share. The expiration date for the tender offer has been extended to August 13, 2015 at 12:00 midnight, New York City time, to allow additional time to satisfy customary closing conditions, including receipt of required regulatory approvals, which are expected to be received in August. In accordance with

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission, the tender offer expiration date may be extended in 10 day increments until October 14, 2015 until all conditions have been satisfied or waived.

Joel Hawthorne, concluded, “Despite the current market dislocation and overcapacity within the steel supply chain, we believe the electric arc furnace steel market and the markets that our Engineered Solutions segment serves remain attractive longer term. With the benefits of the pending investment by Brookfield, we remain focused on leveraging the core competencies that GrafTech has built over the past 129 years and executing a strategy that will allow GrafTech to manage through the current difficult industry challenges.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held on July 29, 2015 at 11:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 18 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Independence, Ohio, GrafTech employs approximately 2,400 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: the proposed issuance of convertible preferred stock, the conditions to consummation of such issuance, the terms of such issuance and stock, the use of proceeds and related matters; a possible tender offer and possible merger, the conditions to consummation thereof, the terms thereof and related matters; the effects of such issuance, tender offer and merger under equity award and benefit plans and agreements or our credit agreement, senior notes or senior subordinated notes; our outlook for 2015 or beyond; future or targeted operational and financial performance; growth prospects and rates; the markets we serve and our position in those markets; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, production rates, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; stock repurchase or issuance plans; inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line change, cost and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; divestitures, asset sales, investments and acquisitions that we may make in the future; possible debt or equity financing or refinancing (including factoring and supply chain financing) activities; our customers' operations, order patterns and demand for their products; the impact of customer bankruptcies; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources, including our obligations under our senior subordinated notes that mature in November 2015; a pending proxy contest, the impacts thereof and other possible changes in Board composition; possible

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

changes in control of the Company and the impacts thereof; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to satisfy closing conditions in the definitive agreements relating to the preferred stock issuance or the tender offer and merger; including due to material adverse changes effecting the Company or its prospects or failure to obtain regulatory approvals; litigation in relation to such transactions; adjustments to our second quarter 2015 results in connection with preparation of, and possible delay in the filing of, our Form 10-Q with the SEC and potential effects thereof; failure to achieve production rate, inventory level, product development, capital expenditure level, cost savings, EBITDA or other targets or estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions, including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of, proposed asset sales, divestitures, investments or acquisitions; failure to successfully integrate or achieve expected savings, synergies, performance or returns expected from any completed asset sales, divestitures, investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain new or refinance existing financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum, petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; changes in Board composition or control of the Company or changes in capital structure or share ownership, failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest and transaction expenses. See reconciliation tables for further detail.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2014	As of June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$17,550	$14,505
Accounts and notes receivable, net of allowance for doubtful accounts of $7,471 as of December 31, 2014 and $6,459 as of June 30, 2015	162,919	121,686
Inventories	382,903	375,633
Prepaid expenses and other current assets	81,623	77,952
Total current assets	644,995	589,776
Property, plant and equipment	1,500,821	1,477,360
Less: accumulated depreciation	846,781	842,689
Net property, plant and equipment	654,040	634,671
Deferred income taxes	16,819	17,116
Goodwill	420,129	384,432
Other assets	97,822	86,979
Total assets	$1,833,805	$1,712,974
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,409	$72,136
Short-term debt	188,104	199,215
Accrued income and other taxes	24,506	20,412
Rationalizations	9,563	7,399
Other accrued liabilities	43,319	31,252
Total current liabilities	351,901	330,414

Long-term debt	341,615	349,335
Other long-term obligations	107,566	99,512
Deferred income taxes	28,197	24,237

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 152,821,011 shares issued as of December 31, 2014 and 153,225,065 shares issued as of June 30, 2015	1,528	1,532
Additional paid-in capital	1,825,880	1,829,391
Accumulated other comprehensive loss	(336,524)	(357,733)
Retained earnings (deficit)	(245,751)	(324,176)
Less: cost of common stock held in treasury, 15,922,729 shares as of December 31, 2014 and 15,870,143 shares as of June 30, 2015	(239,811)	(238,881)
Less: common stock held in employee benefit and compensation trusts, 80,967 shares as of December 31, 2014 and 69,244 shares as of June 30, 2015	(796)	(657)
Total stockholders’ equity	1,004,526	909,476
Total liabilities and stockholders’ equity	$1,833,805	$1,712,974

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015

Net sales	$284,184	$165,122	$564,975	$372,333
Cost of sales	266,231	149,183	521,328	335,631
Gross profit	17,953	15,939	43,647	36,702

Research and development	2,903	1,914	5,673	4,345
Selling and administrative expenses	32,137	25,253	62,044	51,543
Rationalizations	831	1,769	917	4,263
Impairments	121,570	—	121,570	35,381
Operating loss	(139,488)	(12,997)	(146,557)	(58,830)

Other expense (income), net	(41)	699	753	1,092
Interest expense	9,155	9,195	18,154	18,116
Interest income	(55)	(273)	(113)	(346)
Loss before provision for income taxes	(148,547)	(22,618)	(165,351)	(77,692)

Provision for income taxes	6,886	199	1,599	733
Net loss	$(155,433)	$(22,817)	$(166,950)	$(78,425)

Basic loss per common share:
Net loss per share	$(1.14)	$(0.17)	$(1.23)	$(0.57)
Weighted average common shares outstanding	135,963	137,252	135,713	137,113

Diluted loss per common share:
Net loss per share	$(1.14)	$(0.17)	$(1.23)	$(0.57)
Weighted average common shares outstanding	135,963	137,252	135,730	137,113

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2015	2014	2015
Cash flow from operating activities:
Net loss	$(155,433)	$(22,817)	$(166,950)	$(78,425)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	26,846	18,814	66,507	39,384
Impairment of long-lived assets and goodwill	121,570	—	121,570	35,381
Deferred income tax benefit	(502)	(7,920)	(1,724)	(4,947)
Post-retirement and pension plan changes	2,081	990	3,093	2,252
Stock-based compensation	2,230	1,056	2,752	2,628
Interest expense	3,826	3,935	7,471	7,699
Other charges, net	4,376	1,436	2,783	(1,321)
Decrease in working capital*	37,081	8,404	30,416	30,395
Increase in long-term assets and liabilities	(8,265)	(2,396)	(10,018)	(8,826)
Net cash provided by operating activities	33,810	1,502	55,900	24,220
Cash flow from investing activities:
Capital expenditures	(24,736)	(12,019)	(46,464)	(25,620)
Proceeds from the sale of fixed assets	628	117	2,523	638
Insurance recoveries	(223)	—	2,834	—
Payments for derivative instruments	173	(201)	(194)	(7,804)
Net cash used in investing activities	(24,158)	(12,103)	(41,301)	(32,786)
Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(25)	4,505	(1,019)	4,506
Revolving Facility borrowings	134,000	47,000	209,000	74,000
Revolving Facility reductions	(140,000)	(34,000)	(205,000)	(66,000)
Principal payments on long-term debt	(34)	(34)	(126)	(67)
Supply chain financing	—	—	(9,455)	—
Proceeds from exercise of stock options	2,731	—	2,813	—
Purchase of treasury shares	(294)	(22)	(435)	(63)
Refinancing fees and debt issuance costs	(2,636)	(475)	(2,636)	(2,722)
Other	—	(2,796)	918	(2,850)
Net cash (used in) provided by financing activities	(6,258)	14,178	(5,940)	6,804
Net increase (decrease) in cash and cash equivalents	3,394	3,577	8,659	(1,762)
Effect of exchange rate changes on cash and cash equivalents	10	(33)	181	(1,283)
Cash and cash equivalents at beginning of period	17,324	10,961	11,888	17,550
Cash and cash equivalents at end of period	$20,728	$14,505	$20,728	$14,505

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$27,842	$33,818	$22,158	$34,858
Inventories	41,343	(8,704)	42,298	3,274
Prepaid expenses and other current assets	(13,990)	(1,287)	(18,660)	6,238
Decrease in accounts payable and accruals	(6,790)	(9,323)	(284)	(11,806)
Rationalizations	(6,496)	(1,337)	(15,076)	(2,183)
Increase (decrease) in interest payable	(4,828)	(4,763)	(20)	14
Decrease in working capital	$37,081	$8,404	$30,416	$30,395

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2015	2015	2014	2015
Net sales:
Industrial Materials	$206,655	$165,037	$125,012	$425,431	$290,049
Engineered Solutions	77,529	42,174	40,110	139,544	82,284
Total net sales	$284,184	$207,211	$165,122	$564,975	$372,333

Segment operating income (loss):
Industrial Materials	1,060	(25,898)	3,094	2,660	(22,804)
Engineered Solutions	(124,664)	(4,393)	(3,455)	(119,259)	(7,848)
Corporate, R&D, and Other	(15,884)	(15,542)	(12,636)	(29,958)	(28,178)
Total segment operating loss	$(139,488)	$(45,833)	$(12,997)	$(146,557)	$(58,830)

Reconciling Items:

Rationalizations - Industrial Materials	832	93	89	946	182
Rationalizations - Engineered Solutions	—	2,401	1,809	(28)	4,210
Rationalizations - Corporate, R&D, and Other	—	—	(130)	—	(130)
Impairments - Industrial Materials	—	35,381	—	—	35,381
Impairments - Engineered Solutions	121,570	—	—	121,570	—
Total rationalizations and impairments	122,402	37,875	1,768	122,488	39,643

Rationalization related
Industrial Materials (recorded in Cost of sales)	8,087	1,615	412	25,428	2,027
Industrial Materials (recorded in Selling and administrative)	52	—	400	78	400
Engineered Solutions (recorded in Cost of sales)	11,601	704	1,216	12,005	1,920
Engineered Solutions (recorded in Selling and administrative)	—	3	292	—	295
Corporate, R&D and Other (recorded in Selling and administrative)	—	1,687	44	—	1,731
Total rationalization related	19,740	4,009	2,364	37,511	6,373

Proxy contest and transaction expenses - Corporate, R&D, and Other	2,438	1,665	3,310	2,438	4,975
Total other expenses	2,438	1,665	3,310	2,438	4,975

Segment adjusted operating income:
Industrial Materials	10,031	11,191	3,995	29,112	15,186
Engineered Solutions	8,507	(1,285)	(138)	14,288	(1,423)
Corporate, R&D, and Other	(13,446)	(12,190)	(9,412)	(27,520)	(21,602)
Total adjusted operating income	$5,092	$(2,284)	$(5,555)	$15,880	$(7,839)

Adjusted operating income margin:
Industrial Materials	4.9%	6.8%	3.2%	6.8%	5.2%
Engineered Solutions	11.0%	(3.0)%	(0.3)%	10.2%	(1.7)%
Total adjusted operating income margin	1.8%	(1.1)%	(3.4)%	2.8%	(2.1)%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2015	2014	2015

EBITDA	$27,694	$12,940	$60,708	$30,171
Adjustments
Depreciation and amortization	(22,600)	(18,495)	(44,828)	(38,011)
Rationalization related depreciation	(4,246)	(319)	(21,679)	(1,372)
Rationalizations	(832)	(1,769)	(918)	(4,263)
Impairments	(121,570)	—	(121,570)	(35,381)
Rationalizations related charges	(15,496)	(2,044)	(15,832)	(4,999)
Proxy contest and transaction expenses	(2,438)	(3,310)	(2,438)	(4,975)
Operating income	(139,488)	(12,997)	(146,557)	(58,830)
Other (expense) income, net	41	(699)	(753)	(1,092)
Interest expense	(9,155)	(9,195)	(18,154)	(18,116)
Interest income	55	273	113	346
Income taxes	(6,886)	(199)	(1,599)	(733)
Net loss	$(155,433)	$(22,817)	$(166,950)	$(78,425)

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating
EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended June 30, 2014		For the Three Months Ended June 30, 2015
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net loss	$(155,433)	$(1.14)	$(22,817)	$(0.17)
Rationalizations, net of tax	562	—	1,045	0.01
Impairment, net of tax	74,972	0.55	—	—
Rationalization related, net of tax	12,956	0.10	1,652	0.01
Valuation allowance	58,929	0.43	1,304	0.01
Proxy contest and transaction expenses, net of tax	1,521	0.01	2,079	0.02
Adjusted net loss	$(6,493)	$(0.05)	$(16,737)	$(0.12)

	For the Six Months Ended June 30, 2014		For the Six Months Ended June 30, 2015
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net loss	$(166,950)	$(1.23)	$(78,425)	$(0.57)
Rationalizations, net of tax	636	—	2,669	0.02
Impairment, net of tax	74,972	0.55	30,901	0.23
Rationalization related, net of tax	25,257	0.20	4,254	0.03
Valuation allowance	58,929	0.43	7,384	0.05
Proxy contest and transaction expenses, net of tax	1,521	0.01	3,124	0.02
Adjusted net loss	$(5,635)	$(0.04)	$(30,093)	$(0.22)

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
    (Unaudited)

Net Debt Reconciliation
	As of December 31, 2014	As of June 30, 2015

Long-term debt	$341,615	$349,335
Short-term debt	188,104	199,215
Total debt	529,719	548,550
Less:
Cash and cash equivalents	17,550	14,505
Net Debt	$512,169	$534,045

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.